UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

Pet DRx Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-51596	56-2517815
(State or other jurisdiction of	(Commission File	(I.R.S. Employer Identification
incorporation)	Number)	No.)

215 Centerview Drive
Suite 360
Brentwood, Tennessee 37027
(Address of principal executive offices)

(615) 369-1914
(Registrant’s telephone number, including area code)

560 South Winchester Boulevard
Suite 500
San Jose, CA 95128
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Employee Bonus Plan

 On March 14, 2008, the Board of Directors (the “Board”) of Pet DRx Corporation (the “Company”) adopted the Pet DRx Corporation 2008 Employee Bonus Plan (the “Bonus Plan”), which provides for a performance-based annual bonus program for senior executive officers and bonus eligible corporate associates.  The Board adopted the Bonus Plan and established specific objective annual performance goals and set target awards for participants in the Bonus Plan upon the recommendation of the Compensation Committee of the Board.

                The Board selected the following senior executive officers to participate in the Executive Bonus Plan for 2008: the Company’s Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President, General Counsel & Secretary. The performance goals under the Plan for 2008 that were established by the Board are based upon the achievement of specified levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Company and nonfinancial performance of the select senior executive officers during 2008. The target incentive award, as a percentage of base salary, assigned to our select senior executive officers is 50% in accordance with the terms of their respective employment agreements. The Board, upon recommendation by the Compensation Committee, will be responsible for determining for each select senior executive officer whether the performance goals have been attained.

                The performance goals established under the Bonus Plan for 2008 also constitute the performance goals that have been established for bonus-eligible corporate employees of the Company to ensure that the corporate management team is fully aligned to achieve improved operating performance for our existing business and to deploy capital effectively and profitably. In administering the Bonus Plan, the Board’s objective is to create a direct link between pay and performance for the Company’s senior executives.

2008 Board of Directors Compensation Plan

On March 14, 2008, the Board adopted the Company’s 2008 Non-Employee Director Compensation program (the “Director Program”) upon the recommendation of the Compensation Committee of the Board.  Under the Director Program, the Company will compensate members of the Board who are not employees of the Company or its subsidiaries for their service on the Board and its committees as follows.  Each non-employee director will receive a grant of an option to purchase 65,000 shares of Company common stock upon his or her appointment to the Board, which will generally vest on the one-year anniversary of the date of grant.  On an annual basis, each non-employee director will receive a grant of an option to purchase 16,000 shares of Company common stock, which will be vested upon grant.  Additionally, on an annual basis, the Chairman of the Board will receive a grant of an option to purchase 20,000 shares of Company common stock, the Chair of the Audit Committee will receive an option to purchase 12,000 shares, and the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an option to purchase 8,000 shares.  These options will be vested upon grant.  All options granted will have a term of ten years, subject to earlier termination upon a director’s termination of service with the Company.  Non-employee directors will also be entitled to be reimbursed for expenses incurred in connection with Board and committee meetings.  No other compensation will be paid or provided to the Company’s non-employee directors.

On March 14, 2008, pursuant to the Director Program, each non-employee director was granted an option to purchase 65,000 shares of Company common stock, which will vest on January 4, 2009, subject to the director remaining in service on this date, and an option to purchase 16,000 shares of Company common stock, that was fully vested upon grant.  In addition, the Chairman of the Board and the Chairs of each of the committees of the Board noted above received option grants in the amounts described above, which were also fully vested upon grant.

All options were granted with an exercise price equal to $6.50 per share.  The exercise price is equal to the closing price of the Company common stock on the Over-the-Counter Bulletin Board on the date of the grant and reflects a premium of 60% over the closing price of $4.05  of a share of Company common stock on the date of grant. The Board’s decision to award itself options with an exercise in lieu of any cash is to preserve the cash of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PET DRX CORPORATION

By: /s/ George A. Villasana
Name: George A. Villasana
Title: Executive Vice President, General Counsel and Secretary

Date: March 20, 2008